UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Under Rule l4a-l2

ATLAS AIR WORLDWIDE HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules l4a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ATLAS AIR
WORLDWIDE

ATLAS AIR

ATLAS AIR POLAR TITAN

May 16, 2013 Adam R. Kokas SVP, GC, CHRO and Secretary Spencer Schwartz SVP and CFO

Dear Stockholders,
The proxy advisory firms ISS and Glass Lewis have recently recommended to their clients that they vote against our proposal to approve, on an advisory basis, the compensation of our named executive officers.  As we explain, we strongly disagree with their recommendations and urge you to vote in favor of the advisory proposal to approve the compensation of our executives.
Sincerely,
The AAWW Compensation Committee
Frederick McCorkle, Chairman
Eugene I. Davis
Carol B. Hallett

OUR MANAGEMENT IS FOCUSED ON CONTINUING TO BUILD A STRONGER
COMPANY THAT DELIVERS INTRINSIC VALUE FOR OUR STOCKHOLDERS
October 2009 – announced
plans to commence CMI
passenger charter service
for SonAir
September 2011 –
placed two 747-8F
aircraft with Panalpina
January 2012 –
arranged Ex-Im
guaranteed
financing  for
remaining six
747-8F aircraft
September 2012 –
placed two 747-8F
aircraft with DHL
July 2010 – commenced CMI
Dreamlifter service for Boeing
May 2011 – U.S. Military passenger
service commenced
December 2011 –
delivery completed for
first three 747-8F
aircraft placed with
British Airways
March 2012 –
began 767 CMI
service for DHL
July 2007 – Atlas
creates express
network with DHL
September 2006 –
announced major order for
Boeing’s new 747-8
Freighter
February 2011 –
secured financing for
first three 747-8F
aircraft
January 2012 –
received military
approval for 767-300
airlift service
February 2013 –
announced 747-
400F ACMI for new
customer Chapman
Freeborn;
implemented stock
repurchase program
March 2013 –
acquired first 777F
for Titan Dry
Leasing platform
June 2012 – began
747-400F ACMI for
new customer
Etihad Cargo

WE HAD MANY MAJOR ACHIEVEMENTS IN 2012
In Fiscal 2012, we:
Grew our revenues 18% to $1.65 billion.
Achieved pretax income of $205 million, reflecting the second-best operating results in our history.
Our reported operating income and margin increased to $226 million and 14% in 2012 from $151 million and 11% in 2011.
Our free cash flow* increased to $209 million in 2012 from $78 million in 2011.
Secured Ex-Im Bank financing at extremely attractive terms for up to six of our 747-8F aircraft.
Secured attractive placement with customers for the four 747-8F aircraft deliveries that occurred in
2012.
Developed and implemented a comprehensive, long-term strategic plan to provide new earnings streams and create competitive advantages.
Obtained Civil Aviation Review Board approval from the U.S. military to perform AMC B767 passenger service.
Executed a start-up plan for B767-200 express cargo operations for DHL.
Delivered numerous customer service quality metrics at or close to maximum levels.
Received IATA Operational Safety Audit re-certification for cargo and passenger operations without any negative findings.
*Information related to this non-GAAP financial measure, including reconciliation to the corresponding GAAP financial measure, is set forth in Exhibit 99 of our Form 8-K, furnished to the SEC on
February 13, 2013.

HEADWINDS IN 2012
These numerous accomplishments were achieved despite the following headwinds:
• Continued sluggish global economic conditions.
• Muted “peak” season.
• Commercial charter volumes and rates materially impacted by:
- Increased air cargo capacity.
- Softer demand.
- Significantly reduced military flying levels.

50.6%
49.4%
Fixed compensation
Variable performance-based compensation

38.0%
62.0%
Fixed compensation
Variable performance-based compensation

ATLAS AIR WORLDWIDE

WE PAY FOR PERFORMANCE
We believe that ISS’s policy of basing its say on pay recommendation on an analysis of CEO pay compared to 1 and 3 year TSR fails to acknowledge the contributions of all of our executive officers to the long-term prospects of the company.
The chart appearing below on the left is based on our 2012 Summary Compensation Table and shows the percentage of our total compensation (as reflected in such table) that consisted of fixed compensation and variable or performance-based compensation (long-term performance units are assumed to be earned at the target level for purposes of our Summary Compensation Table). The chart appearing below on the right is based on the same information, except the percentages valuing long-term performance units granted in 2012 are assumed to be earned at the maximum level.  For purposes of these charts, we have taken the percentages applicable to our five NEOs.
A significant portion of our compensation is performance based.

$300
$250
$200
$150
$100
$50
($ in millions)
2010
2011
2012
Threshold
Target
Maximum

7 ANNUAL INCENTIVE PLAN TARGET SETTING Financial targets reward superior performance; financial targets used to determine annual cash bonus were adjusted upward each year.

15%
13%
7%
6%
15%
Russell 2000
S&P 500
Dow Jones Industial Average
Dow Jones Transport Average
AAWW

ATLAS AIR WORLDWIDE

8 AAWW 2012 STOCK PERFORMANCE Percent Change Dow Jones Transportation Average Index: ALK, CHRW, CNW, CSX, DAL, EXPD, FDX, GMT, JBHT, JBLU, KEX, KSU, LSTR, LUV, MATX, NSC, R, LUV, UAL, UNP, UPS

A substantial majority (over 67%) of our shareholders voting on our 2012 Say-on-Pay proposal voted in favor of that proposal notwithstanding a recommendation against it by
ISS.  We believe that our shareholders support our compensation practices because:
• They recognize our compensation best practices and excellent pay for performance results.
• We manage our business for the long-term and for future growth.
• As previously indicated, AAWW’s financial performance for the year was solid and filled with numerous financial and operational achievements, despite a challenging macro-economic and freight environment. This strong performance was reflected in a 15% increase in our share price performance.
• We grew our revenues in 2012 by 18% to $1.65 billion.
• We achieved pretax income of $205 million, reflecting the second-best operating results in our history.
• Our reported operating income and margin increased to $226 million and 14% in
2012 from $151 million and 11% in 2011.
• Our free cash flow
*
increased to $209 million in 2012 from $78 million in 2011.
STRONG SHAREHOLDER SUPPORT FOR OUR COMPENSATION PRACTICES
*Information related to this non-GAAP financial measure, including reconciliation to the corresponding GAAP financial measure, is set forth in Exhibit 99 of our Form 8-K, furnished to the
SEC on February 13, 2013.

WE ARE RESPONSIVE TO OUR SHAREHOLDERS
Prior to our 2012 annual meeting, we reached out to holders of approximately 85%
of outstanding shares to discuss their views on our executive compensation program. We held conversations and/or exchanged emails with stockholders holding approximately 82% of our outstanding shares. The AAWW Compensation
Committee considered the feedback from stockholders and made the following changes to our compensation program beginning in 2013:
• Reduced the weighting of the individual management business objective metric in the annual cash incentive plan from 40% to 30%.
• Revised the financial performance metric in the annual cash incentive plan from one based on pretax income to one based on earnings per common share.
• Changed the earnings before taxes performance metric used for long-term incentive awards to one based on earnings before interest, taxes, depreciation and amortization (EBITDA).

AAWW MAINTAINS A TOP OF CLASS MANAGEMENT TEAM IN A
COMPETITIVE MARKETPLACE
Our executives’ skills are valuable to us and they are highly transferrable and desirable to our competitors, as well as to companies in other industries. We have designed our compensation policy so that we maintain our current executive team and remain an attractive employer as we invest in our future growth, continue to execute our strategic transformation and endure challenging economic environments.
KEY COMPONENTS OF OUR COMPENSATION POLICY INCLUDE:
Benchmarking our executives’ compensation at competitive levels
• We target base salary, performance-based annual incentive cash compensation and performance- based and time-based equity compensation between the 50
th
and 75
th
percentiles of our compensation peers for our CEO
and at the 75
th
percentile for our other senior executives. This is nationwide data even though AAWW executives are based in one of the highest cost locations in the country.
• While ISS criticizes the Company for using peers “with significantly higher revenue than” AAWW, ISS’ report on our executive compensation fails to consider that the information on our peers is scaled to provide an “apples-
to-apples” comparison of compensation in the markets in which we compete for executive talent.
Reward strong individual performance by aligning incentive-based compensation to individuals’ annual performance objectives
• We incentivize management’s long-term investment in the company by rewarding what they can control, and decline to reward risky behavior targeted at artificially inflating stockholder return at the expense of our future growth.
• Our Annual incentive program performance targets include personal metrics that are specifically tailored to each individual’s job responsibilities to incentivize the achievement of  job specific goals.

Robust performance of our high quality, experience executive team.
Productivity and commitment of our lean management team.
High proportion of incentive compensation that is only paid if earned by superior performance.
Express Board policy to provide strong incentives to retain current management team.
- Significant competition for high-performing talent.
WHERE DID ISS GET IT WRONG?
BENCHMARKING
We target to 50
th
to 75
th
percentile because of:
Management team has successfully executed numerous strategic initiatives notwithstanding challenging market conditions.
Over 60% of compensation is performance-based (assuming a
maximum payout of long-term equity awards.
- AAWW executives are based in one of the highest cost locations in the country.

WHERE DID ISS GET IT WRONG?
EXPRESSES CONCERN WITH SUCCESSIVE ABOVE-TARGET PAYOUTS
ISS: Concerned that goals under the long-term incentive plan are “not particularly rigorous.”
• Long term incentive payouts are determined based on operating performance (measured by average growth in earnings before taxes
(EBT) and return on invested capital (ROIC)) compared against a peer group of approximately 20 similar “asset heavy” companies. The only way to earn above-target payouts is to outperform the peer group.
We believe that objectively comparing performance to a set of 20 peer companies, by its nature, is certainly a rigorous process.
AAWW achieved top quartile ROIC and 56-75
th
percentile EBT growth from
2010-2012 as compared to the peer group.
What did ISS get wrong?
• While some of these peers have larger revenue bases than AAWW, this group of peers is used only for performance comparisons and is not used to benchmark AAWW compensation levels.

ISS:  The service quality metric under the company’s annual incentive plan is
“relatively more subjective.”
• 60% of the annual incentive payout is based on objective metrics
(50% financial performance and 10% service quality (20% in the case of our operating personnel)).This was increased to 70% in 2013 based on shareholder feedback. The financial metric was changed from adjusted pre-tax income to adjusted earnings per share in 2013 to continue to ensure alignment of management and shareholder interests.
• The service quality metrics are measured against AAWW’s ability to meet or exceed aggressive service level agreements (SLAs)
specified in contracts with our key customers. AAWW either meets or exceeds these standards or it doesn’t.
• As permitted under the SEC rules, AAWW does not
provide the reliability targets in its proxy statement as it has determined that such disclosure would result in
competitive harm.
WHERE DID ISS GET IT WRONG?
EXPRESSES CONCERN WITH SUCCESSIVE ABOVE-TARGET PAYOUTS
• What did ISS get wrong?

• What did ISS get wrong?
• Individual business objectives (IBOs) consist of many detailed, job specific goals that are specifically tailored to incentivize executives to drive achievement of the business plan and financial goals approved by the Board. IBOs are described in detail on page 31 of the Proxy
Statement.
• We establish challenging targets which represent a high level of operating performance. 2012 financial targets represent a
meaningful increase over the targets for
2011.
WHERE DID ISS GET IT WRONG?
EXPRESSES CONCERN WITH SUCCESSIVE ABOVE-TARGET PAYOUTS

AAWW MAINTAINS COMPENSATION BEST PRACTICES
We offer no excise tax gross ups or
modified gross ups.
We believe these gross ups are antithetical
to fair compensation practices.
Payments in event of change of control
do not exceed 3x for all executives.
We believe change of control payments at
this level protect our executives, yet are not
prohibitive to a potential strategic partner.
No share recycling. Policy of not reusing shares forfeited for tax withholding or cancelled awards.
Minimum stock ownership requirements
are in place for officers and directors,
and we provide robust disclosure on
such compliance.
We believe our directors and officers act in
our stockholders’ best interests when they
themselves are stockholders.  There is 100%
compliance with the stock ownership
requirements, and actual ownership levels far
exceed the minimum requirements in most
instances.
Substantial levels of variable
compensation.
As indicated on page 6, a majority of our
compensation is “at risk” whether earned on
a target basis or at the maximum level.

1Q13 HIGHLIGHTS
Reflected
business mix, productivity gains,
efficiency initiatives
Adjusted EPS - $0.22*
Street consensus - $0.14
Full-year
outlook affirmed
Adjusted EPS ~ $4.80*
Operating revenue up 5%
Operating income up 10%
ACMI Direct Contribution up 65%
Free cash flow of $42 million*
*Information related to these non-GAAP financial measures, including reconciliations to the corresponding GAAP financial measures, is contained on page 21 of our Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 2, 2013 and in Exhibit 99 of our Form 8-K, furnished to the SEC on May 2, 2013.